Exhibit 99.1
OCA, Inc. Files Chapter 11 to Address Financial and Operational Challenges
Company Receives Proposal for $15 Million in Additional Financing
Metairie — March 15, 2006 — OCA, Inc. (Pink Sheets: OCAI) (the “Company”), the largest provider of business services to orthodontic and dental practices worldwide, announced today that the Company and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The filings were made in the U.S. Bankruptcy Court in the Eastern District of Louisiana.
The Company will continue normal business operations throughout the reorganization process and remains committed to providing the highest quality service to its affiliated orthodontic and dental practices and the patients they serve.
The Company’s Board of Directors directed this action after determining that a Chapter 11 filing would protect the Company’s contractual relationship with its affiliated practices and provide the necessary “breathing room” to restructure its balance sheet and operations and was therefore in the long-term best interests of the Company and all of its stakeholders.
The Company has negotiated, and is seeking approval for, up to $15 Million in new debtor-in-possession (DIP) financing from its existing lender group, led by Bank of America, as agent, and Silver Point Capital. This facility is intended to provide sufficient liquidity for the Company to continue to perform under its existing business service agreements with affiliated orthodontists and vigorously defend against recent actions by certain orthodontists that the Company contends are breaches of their business service agreements.
During the restructuring process, OCA will continue to operate in the ordinary course with no disruption to employee compensation or benefit programs and vendors will be paid for post-petition purchases of goods and services. The Bankruptcy Court has authorized the Company to allow it to honor pre-petition obligations to vendors providing goods and services to the affiliated practices.
Bart Palmisano, Sr., the Company’s Chairman and Chief Executive Officer said: “We appreciate the ongoing loyalty and support of our affiliated orthodontists and dentists. I would also like to thank our vendors and others that we do business with for their continued support during this process. Our team is committed to making this restructuring successful and leading the Company towards a brighter future. We believe that this filing is a significant step in the stabilization and rehabilitation process.”
Michael Gries, the Company’s Chief Restructuring Officer added: “We believe this step will help us improve service to our affiliated practices, strengthen our balance sheet and improve our prospects for long-term success.” He stated further that “a restructuring plan will be developed, in conjunction with the lender group, that will allow OCA and its affiliated orthodontists to take full advantage of the Company’s fundamental strength.”
This case has been assigned case number 06-10179.
About OCA, Inc.
The Company provides a full range of operational, purchasing, financial, marketing, administrative and other business services, as well as capital and proprietary information systems to approximately 200 orthodontic and dental practices representing approximately almost 400 offices.
Contact: Damian Leone (504) 834-4392